CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-291137 on Form S-6 of our report dated January 9, 2026, relating to the financial statements of FT 12673, comprising Target Dvd. Dbl. Play 1Q '26 - Term 4/9/27 (Target Dividend Double Play Portfolio, 1st Quarter 2026 Series) and Target Dvd. Triple Play 1Q '26 - Term 4/9/27 (Target Dividend Triple Play Portfolio, 1st Quarter 2026 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 9, 2026